[LOGO]                                                              News Release


           AMKOR SECOND QUARTER 2002 RESULTS ACHIEVE ORIGINAL GUIDANCE
              ASSEMBLY & TEST REVENUES RISE 21% OVER FIRST QUARTER

CHANDLER, AZ. - July 30, 2002 -- Amkor Technology, Inc. (Nasdaq: AMKR) reported a second quarter 2002 net loss of $384 million, or $2.33 per share, which includes $311 million, or $1.89 per share, in special charges and impairment of Amkor's equity investment in Anam Semiconductor, Inc. ("ASI"). Excluding these charges, Amkor's second quarter net loss was $73 million, or ($.0.44) per share. For the second quarter of 2001, Amkor's net loss, excluding the amortization of goodwill, was $88 million, or ($0.57) per share.

Second quarter 2002 revenue and gross margin were in line with guidance. Assembly & test revenue rose 21% to $350 million, from $289 million in the first quarter. Wafer fab revenue was $59 million compared with $61 million in the first quarter. Total revenue was $410 million compared with $350 million in the second quarter of 2001. Second quarter gross margin increased 700 basis points to 3% from negative 4% in the first quarter.

"We have taken several important actions to position Amkor for profitable and sustainable growth," said James Kim, Amkor's chairman and chief executive officer. "The sale of 20 million ASI shares to Dongbu is the first step toward monetizing our interest in ASI and de-leveraging our balance sheet. As a result of repaying our bank debt with the proceeds from this transaction, we expect to realize interest savings of approximately $6 million annually. Proceeds from any further transactions related to our investment in ASI will also be used to reduce debt."

"We delivered a strong quarter in our core assembly business and are making excellent progress in recovering from the industry downturn," said John Boruch, Amkor's president and chief operating officer. "During the past several months we have undertaken a series of initiatives designed to better align our business operations and reduce costs while remaining focused on growth opportunities. These initiatives should generate annual costs savings of between $17 million and $20 million."


  SPECIAL CHARGES AND IMPAIRMENT OF AMKOR'S EQUITY INVESTMENT IN ASI

- Significant recovery was noted in the company's core assembly business during the second quarter, however, test assets and several non-core assembly assets remained at low utilization rates during the quarter relative to projected rates, and are no longer expected to reach anticipated utilization levels. As announced previously, the company engaged an independent appraisal firm to assist in the determination of fair value in applying the guidance of FAS 144 and FAS 142. In accordance with the accounting guidelines in FAS 144, the company recognized an impairment charge to reduce the carrying value of the fixed assets to fair value. This resulted in a non-cash impairment charge of $185 million

Amkor Reports Second Quarter 2002 Results


     associated with underutilized test and assembly assets. In connection with the recent decline in the company's market capitalization and the recognition of significant impairment charges, the company, in accordance with FAS 142, tested goodwill for impairment during the second quarter of 2002. The carrying value of the company's test reporting unit, including allocated goodwill and intangibles, was in excess of fair value, and accordingly the company recognized a $78 million goodwill impairment charge.

- During the quarter, the company consolidated some of its U.S. office locations and closed its San Jose test facility. Test development is now centralized in Amkor's primary test development center in Wichita, Kansas. These activities were designed to reduce expenses and enhance operational efficiencies. In connection with these activities the company recognized $4.8 million in lease cancellation costs and other facility exit expenses.

- During the second quarter Amkor recorded an impairment charge of $43 million relating to our equity investment in ASI. As previously announced, Amkor has entered into a purchase agreement to sell 20 million shares of ASI to Dongbu Group at a price of 5700 Korean Won per share. The impairment charge reflects the difference between the carrying value of the investment of $5.64 per share and the per share price of $4.74 based on the Korean Won / US Dollar rate as of June 30, 2002.

"Our assembly business strengthened each month during the quarter," said Boruch. "Due to a diversified customer base, our business is somewhat insulated from any sector-specific weakness. We have seen particular strength in our MicroLeadFrame(TM) package, which is becoming widely adopted in cellular and wireless LAN applications. During the past eighteen months, we have increased our MLF capacity from 1 million units per week to more than 12 million units, and we plan on reaching 15 million units per week capacity in the fourth quarter of this year. MLF is a perfect example of how Amkor is increasing market share in the wireless space irrespective of overall end-market demand."

"We continue to see increased adoption of other advanced packaging solutions such as flip chip, system in package, stacked chips and high performance BGA," said Boruch. "Our flip chip initiatives are positioning Amkor as an ideal manufacturing partner enabling suppliers of graphics and chipset devices to migrate from wirebond to flip chip solutions."

"Our proposed joint venture with Fujitsu is now expected to close in the fourth quarter and should generate an annual revenue stream of $100 million or more. As was the case with our Toshiba venture, the Fujitsu transaction involves a very modest cash outlay and should be accretive to earnings," said Boruch.

FINANCIAL HIGHLIGHTS

"Our assembly and test revenue and gross profit dollars were at their highest level since the first quarter of 2001 and well above their trough levels," said Ken Joyce, Amkor's chief financial officer. "Our second quarter gross margin of 3% was in line with expectations and a significant


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Amkor Reports Second Quarter 2002 Results


improvement from negative 4% in Q1. We expect gross margin will continue to improve in the second half of the year in connection with increased revenues, ongoing cost efficiency programs and lower depreciation expense as a result of the asset impairment charge we recorded during the second quarter."

The effective income tax benefit rate decreased to 7% in Q2 from 20% in Q1. " The change in effective tax benefit rate in the quarter was principally due to impairment charges recorded in jurisdictions for which there is limited offsetting tax benefits as a result of tax holidays" noted Joyce. "We project the effective income benefit tax rate to be approximately 18% for the remainder of 2002."

Second quarter EBITDA rose to $48 million from $24 million in the first quarter. "Our EBITDA was the highest since the first quarter of 2001. We expect the growth in customer forecasts, together with improved organizational efficiencies and positive operating leverage, to result in higher levels of operating cash flow and EBITDA through the remainder of 2002," said Joyce. We have calculated EBITDA as earnings before income taxes; special charges; equity in income (loss) of affiliates; minority interest; foreign currency gain or loss; interest expense, net; depreciation and amortization; loss on disposal of assets; and loss on impairment of equity investment. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles, and our definition of EBITDA may not be comparable to similar companies.

Capital expenditures were $32 million for the second quarter. Depreciation and amortization totaled $95 million. "Our capital budget for 2002 remains in the neighborhood of $100 million," noted Joyce.

BUSINESS OUTLOOK

We currently expect third quarter assembly & test revenue to be around 5% higher than the second quarter. Wafer fab revenue should be down modestly. Our gross margin should increase from 3% in the second quarter to around 9% in the third quarter, reflecting the positive operating leverage in our business, reduced operating expenses and lower levels of depreciation.

We presently expect to incur approximately $10 million to $15 million of charges during the third quarter in connection with additional consolidation initiatives and cost reductions.


Amkor will be holding a conference call on July 30 at 5:00 p.m. eastern time to discuss the results of the second quarter in more detail and to provide additional guidance for the third quarter of 2002. The call will be webcast and can be accessed through our web site: www.amkor.com, and through CCBN's website, www.companyboardroom.com.

Amkor is the world's largest provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of


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
Amkor Reports Second Quarter 2002 Results


microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

The statements by James Kim, John Boruch and Ken Joyce, and the above statements contained in our Business Outlook, are forward-looking statements that involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical and expected results include, but are not limited to: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; worldwide economic effects of the recent terrorist attacks on the United States and the United States military actions in response; competitive pricing and declines in average selling prices; dependence on our relationship with ASI for all of our wafer fabrication output; reliance on a small group of principal customers; timing and volume of orders relative to the production capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and the results of ASI through the equity method of accounting.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-QK for the fiscal quarter ended December 31, 2001.

Contact:

      Jeffrey Luth
      VP Corporate Communications
      480-821-2408 ext. 5130
      jluth@amkor.com

                                 (tables to follow)


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
Amkor Reports Second Quarter 2002 Results


                             AMKOR TECHNOLOGY, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                       For the Three Months Ended June 30
                     (in thousands, except per share data)


                                                                                              Pro Forma(1)
                                                                   2002            2001           2001
                                                                (Unaudited)     (Unaudited)    (Unaudited)
Net revenues
  Assembly and Test                                              $ 350,471      $ 311,423      $ 311,423
  Wafer Fab                                                         59,413         38,746         38,746
                                                                 ---------      ---------      ---------
    Total                                                          409,884        350,169        350,169

Cost of revenues-including purchases from ASI                      397,503        342,158        342,158
                                                                 ---------      ---------      ---------
Gross profit                                                        12,381          8,011          8,011
                                                                 ---------      ---------      ---------

Operating expenses:
Selling, general and administrative                                 49,607         51,365         51,365
Research and development                                             8,769          8,135          8,135
Loss on disposal of assets                                           1,438            398            398
Special charges (2)                                                268,166              0              0
Amortization of goodwill & other acquired intangibles                1,743         20,573          1,181
                                                                 ---------      ---------      ---------
Total operating expenses                                           329,723         80,471         61,079
                                                                 ---------      ---------      ---------
Operating (loss)                                                  (317,342)       (72,460)       (53,068)
                                                                 ---------      ---------      ---------
Other (income) expense:
Interest expense, net                                               37,434         40,411         40,411
Foreign currency loss                                                  702          2,375          2,375
Other (income), net                                                   (489)          (455)          (455)
                                                                 ---------      ---------      ---------
Total other expense                                                 37,647         42,331         42,331
                                                                 ---------      ---------      ---------

(Loss) before income taxes and equity in
income of investees                                               (354,989)      (114,791)       (95,399)
(Benefit) for income taxes                                         (25,440)       (25,673)       (25,673)
Equity in (loss) of investees                                      (10,111)       (26,345)       (17,392)
(Loss) on impairment of equity investment                          (42,960)             0              0
Minority Interest                                                     (908)          (828)          (828)
                                                                 ---------      ---------      ---------
Net (loss)                                                       $(383,528)     $(116,291)     $ (87,946)
                                                                 =========      =========      =========

Per Share Data:
Basic net (loss) per common share                                $   (2.33)     $   (0.76)     $   (0.57)
                                                                 =========      =========      =========

Diluted net (loss) per common share                              $   (2.33)     $   (0.76)     $   (0.57)
                                                                 =========      =========      =========

Shares used in computing basic net (loss) per common share         164,281        153,950        153,950
                                                                 =========      =========      =========

Shares used in computing diluted net (loss) per common share       164,281        153,950        153,950
                                                                 =========      =========      =========

(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)  Special charges include the following:

     Loss on FAS 142 impairment                                  $  78,304
     Loss on FAS 144 impairment                                    185,042
     Loss on facility shutdowns                                      4,820
                                                                 ---------
                                                                   268,166
                                                                 =========


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
Amkor Reports Second Quarter 2002 Results


                             AMKOR TECHNOLOGY, INC
                       CONSOLIDATED STATEMENTS OF INCOME
                        For the Six Months Ended June 30
                     (in thousands, except per share data)


                                                                                               Pro Forma (1)
                                                                    2002           2001           2001
                                                                (Unaudited)    (Unaudited)     (Unaudited)
Net revenues
 Assembly and Test                                               $ 639,426      $ 750,836      $ 750,836
 Wafer Fab                                                         120,099         79,956         79,956
                                                                 ---------      ---------      ---------
   Total                                                           759,525        830,792        830,792

Cost of revenues-including purchases from ASI                      760,615        740,996        740,996
                                                                 ---------      ---------      ---------

Gross profit (loss)                                                 (1,090)        89,796         89,796
                                                                 ---------      ---------      ---------

Operating expenses:
Selling, general and administrative                                 97,294        105,359        105,359
Research and development                                            16,913         18,637         18,637
Loss on disposal of assets                                           3,112          1,522          1,522
Special charges (2)                                                268,166              0              0
Amortization of goodwill & other acquired intangibles                2,995         42,485          2,339
                                                                 ---------      ---------      ---------
Total operating expenses                                           388,480        168,003        127,857
                                                                 ---------      ---------      ---------
Operating (loss)                                                  (389,570)       (78,207)       (38,061)
                                                                 ---------      ---------      ---------

Other (income) expense:
Interest expense, net                                               73,619         85,206         85,206
Foreign currency loss                                                2,705          1,065          1,065
Other (income), net                                                   (987)        (1,411)        (1,411)
                                                                 ---------      ---------      ---------
Total other expense                                                 75,337         84,860         84,860
                                                                 ---------      ---------      ---------

(Loss) before income taxes and equity in income
of investees                                                      (464,907)      (163,067)      (122,921)
(Benefit) for income taxes                                         (47,973)       (30,983)       (30,983)
Equity in (loss) of investees                                      (12,205)       (52,593)       (34,777)
(Loss) on impairment of equity investment                         (139,536)             0              0
Minority Interest                                                   (2,661)          (828)          (828)
                                                                 ---------      ---------      ---------
Net (loss)                                                       $(571,336      $(185,505      $(127,543)
                                                                 =========      =========      =========

Per Share Data:
Basic net (loss) per common share                                $   (3.49)     $   (1.21)     $   (0.83)
                                                                 =========      =========      =========

Diluted net (loss) per common share                              $   (3.49)     $   (1.21)     $   (0.83)
                                                                 =========      =========      =========

Shares used in computing basic net (loss) per common share         163,529        153,068        153,068
                                                                 =========      =========      =========


Shares used in computing diluted net (loss) per common share       163,529        153,068        153,068
                                                                 =========      =========      =========


(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)  Special charges include the following:

     Loss on FAS 142 impairment                                  $ 78,304
     Loss on FAS 144 impairment                                   185,042
     Loss on facility shutdowns                                     4,820
                                                                 --------
                                                                  268,166
                                                                 ========


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
Amkor Reports Second Quarter 2002 Results


                             AMKOR TECHNOLOGY, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                           June 30,        December 31,
                                                             2002              2001
                                                         (unaudited)
Assets
Current assets:
  Cash and cash equivalents                              $   161,938      $   200,057
  Accounts receivable-
    Trade, net of allowance for doubtful accounts of
    $6,912 and $6,842                                        253,625          211,419
    Due from affiliates                                          711              871
    Other                                                      9,236            8,953
  Inventories                                                 80,158           73,784
  Other current assets                                        42,014           37,106
                                                         -----------      -----------
         Total current assets                                547,682          532,190
                                                         -----------      -----------
Property, plant and equipment, net                         1,082,764        1,392,274
                                                         -----------      -----------
Investments                                                  231,336          382,951
                                                         -----------      -----------
Other assets:
  Due from affiliates                                         21,775           20,518
  Goodwill                                                   624,047          659,130
  Acquired intangibles                                        49,121           37,050
  Other                                                      238,135          199,205
                                                         -----------      -----------
         Total other assets                                  933,078          915,903
                                                         -----------      -----------
         Total assets                                    $ 2,794,860      $ 3,223,318
                                                         ===========      ===========

Liabilities and Stockholders' Equity
  Current liabilities:
  Bank overdraft                                         $    10,189      $     5,116
  Short-term borrowings and current portion of
  long-term debt                                              58,625           54,815
  Trade accounts payable                                     176,198          148,923
  Due to affiliates                                           37,166           16,936
  Accrued expenses                                           171,867          145,544
                                                         -----------      -----------
         Total current liabilities                           454,045          371,334
Long-term debt                                             1,761,582        1,771,453
Other noncurrent liabilities                                  78,168           64,077
                                                         -----------      -----------
         Total liabilities                                 2,293,795        2,206,864
                                                         -----------      -----------

Minority interest                                             10,576            7,737

Stockholders' equity:
  Common stock                                                   165              162
  Additional paid-in capital                               1,168,221        1,123,541
  Retained earnings                                         (678,311)        (106,975)
  Receivable from stockholder                                 (3,276)          (3,276)
  Accumulated other comprehensive losses                       3,690           (4,735)
                                                         -----------      -----------
         Total stockholders' equity                          490,489        1,008,717
                                                         -----------      -----------
         Total liabilities and stockholders' equity      $ 2,794,860      $ 3,223,318
                                                         ===========      ===========


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